Exhibit G (ii)

LEGG MASON GLOBAL ASSET MANAGEMENT TRUST

CUSTODIAN AGREEMENT

Appendix A

Legg Mason Global Asset Management Trust

Legg Mason BW International Opportunities Bond Fund

Legg Mason Strategic Real Return Fund

Legg Mason Capital Management Disciplined Equity Research Fund

Legg Mason BW Diversified Large Cap Value Fund

Legg Mason BW Absolute Return Opportunities Fund

Legg Mason BW Classic Large Cap Value Fund

Legg Mason BW Global High Yield Fund

Dated as of July 6, 2012